Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Neoprobe Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-81410, 333-05143 and 333-119219) and on Form SB-2 (No.
333-84782, 333-91462, 333-110858 and 333-121673) of Neoprobe Corporation of our
report dated March 31, 2005, with respect to the consolidated balance sheets of Neoprobe Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2004 which report appears in the December 31, 2004, annual report on Form 10-KSB of Neoprobe Corporation.

/s/ KPMG LLP

Columbus, Ohio
March 31, 2005